Exhibit 99.1



                          SUBSIDIARY CHAIN OF OWNERSHIP

The shares of Instinet Group Inc. are beneficially owned by Reuters Group PLC and are held in the name of Reuters C Corp (166,430,360 Shares of Common Stock) and Reuters Holdings Switzerland SA (40,469,640 Shares of Common Stock).

Reuters C Corp and Reuters Holdings Switzerland S.A. are each wholly-owned through the following chains of ownership, all of which entities are wholly-owned subsidiaries of Reuters Group PLC:

Reuters Group PLC                           Reuters Group PLC
Reuters Investments Limited                 Reuters Investments Limited
Reuters Holdings Limited                    Reuters Holdings Limited
Reuters Limited                             Reuters Limited
Reuters Group Overseas Holdings (UK)        Reuters Group Overseas Holdings (UK)
  Limited                                     Limited
Reuters Overseas Holdings BV                Reuters Overseas Holdings BV
Reuters International Holdings Sarl         Reuters Holdings Switzerland S.A.
Reuters America Holdings Inc.
Reuters C Corp